PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Media Relations
Dwayne Roark
+1 331-777-6031
mediarelations@univarsolutions.com

Univar Solutions Reports Solid 2020 Second Quarter Financial Results; Maintains Strong Balance Sheet with Liquidity over $800 million

DOWNERS GROVE, Ill. – August 6, 2020 – Univar Solutions Inc. (NYSE: UNVR) ("Univar Solutions" or "the Company"), a global chemical and ingredient distributor and provider of value-added services, announced today its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights
•Net income of $1.8 million compared to $16.3 million in the prior year second quarter; Adjusted net income(1) of $55.7 million compared to $70.6 million in the prior year second quarter.
•Earnings per diluted share of $0.01 compared to $0.10 per diluted share in the prior year second quarter. Adjusted earnings per diluted share(1) of $0.33 in the quarter decreased from $0.42 in the prior year second quarter.
•Adjusted EBITDA(1) of $163.2 million compared to $201.1 million in the prior year second quarter. Adjusted EBITDA margin(1) of 8.1 percent compared to 7.8 percent in the prior year second quarter.
•Net cash provided (used) by operating activities increased to $151.7 million from $(57.0) million in the second quarter last year.
•Liquidity as of June 30, 2020 was $814.5 million inclusive of $547.4 million in cash-on-hand and additional availability under committed, asset-based credit facilities.

"I'm pleased with our operating and financial performance during the quarter in these challenging times, as we lived our values and continue to make the safety of our employees, suppliers, and customers our priority. The strength of our supplier and customer relationships, operating infrastructure, investments in our sales force and digital capabilities, along with our agility, has enabled us to execute well in difficult markets," said David Jukes, president and chief executive officer.

"Looking ahead, accelerating our strategy through the Streamline 2022 program will ensure we continue to enhance our competitiveness, advance our digital capabilities to better serve customers, increase our operational and financial flexibility, and capture greater value from the market recovery and growth opportunities for both the near- and long-term."
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Company Performance
Univar Solutions operating performance results are described below and, unless otherwise indicated, are a comparison of second quarter 2020 results with second quarter 2019 results.

	(Unaudited)
	Three months ended June 30,				% change constant
(in millions)	2020	2019	$ change	% change	currency(1)

Segment External Sales (2)
USA	$1,169.4	$1,605.3	$(435.9)	(27.2)%	(27.2)%
EMEA	409.6	457.9	(48.3)	(10.5)%	(8.1)%
Canada	331.5	404.8	(73.3)	(18.1)%	(15.3)%
LATAM (3)	98.7	116.6	(17.9)	(15.4)%	2.4%
Total Consolidated Net Sales (3)	$2,009.2	$2,584.6	$(575.4)	(22.3)%	(20.6)%

Gross Profit (exclusive of depreciation) (4)(5)
USA	$302.6	$374.1	$(71.5)	(19.1)%	(19.1)%
EMEA	106.6	110.2	(3.6)	(3.3)%	(0.9)%
Canada	55.6	68.5	(12.9)	(18.8)%	(15.9)%
LATAM (3)	24.3	24.5	(0.2)	(0.8)%	21.6%
Total Consolidated Gross Profit (exclusive of depreciation) (3)(4)	$489.1	$577.3	$(88.2)	(15.3)%	(13.5)%

Total Consolidated Net Income	$1.8	$16.3	$(14.5)	(89.0)%	(75.5)%

Adjusted EBITDA (4)
USA	$95.2	$127.6	$(32.4)	(25.4)%	(25.4)%
EMEA	39.7	38.2	1.5	3.9%	7.3%
Canada	25.2	33.8	(8.6)	(25.4)%	(22.8)%
LATAM	11.0	9.4	1.6	17.0%	42.6%
Other (6)	(7.9)	(7.9)	—	—%	—%
Total Consolidated Adjusted EBITDA(4)	$163.2	$201.1	$(37.9)	(18.8)%	(16.6)%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures”.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Included in external sales and gross profit (exclusive of depreciation) is a $0.4 million Brazil VAT charge in LATAM. Excluding this impact, adjusted gross profit (exclusive of depreciation) was $24.7 million and $489.5 million for LATAM and Consolidated, respectively, for the three months ended June 30, 2020.
(4)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” and related schedules attached hereto for reconciliation to the most directly comparable GAAP financial measure.
(5)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(6)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.0 billion, a decrease of 22.3 percent on a reported basis and 20.6 percent on a constant currency basis(1) compared to the prior year second quarter. Lower sales were driven by lower demand in the global industrial end markets, a reduction in sales due to the Environmental Sciences divestiture, and price deflation affecting certain products, partially offset by higher demand for products in essential end markets(2).
Gross profit (exclusive of depreciation) of $489.1 million decreased 15.3 percent on a reported basis and 13.5 percent on a constant currency basis driven primarily by lower demand in the global industrial end markets, the Environmental Sciences divestiture, and price deflation affecting certain products, partially offset by higher demand for products in essential end markets(2). Gross margin expanded by 200 basis points to 24.3 percent compared to the prior year second quarter, driven primarily by favorable product and end market mix.
Univar Solutions reported net income of $1.8 million, or $0.01 per diluted share, compared to net income of $16.3 million, or $0.10 per diluted share, in the prior year second quarter. The decrease was primarily due to factors affecting lower gross profit (exclusive of depreciation), impairment charges related to non-strategic assets, and the fair value adjustment on warrants assumed in connection with the February 2019 Nexeo Solutions, Inc ("Nexeo") acquisition, partially offset by lower warehousing, selling and administrative expenses (WS&A) as a result of cost reduction measures and lower integration related expenses as well as stock-based compensation.
Adjusted earnings per diluted share(1) of $0.33 in the quarter decreased from $0.42 in the prior year second quarter. Lower adjusted EBITDA more than offset lower interest expense and stock-based compensation.
Adjusted EBITDA of $163.2 million decreased $37.9 million, or 18.8 percent, compared to the prior year second quarter, or a decrease of 16.6 percent on a constant currency basis. The decrease was primarily due to lower demand in the global industrial end markets, the Environmental Sciences divestiture, and price deflation affecting certain product margins, partially offset by favorable product mix, cost reduction measures, and the realization of Nexeo net synergies.
Net cash provided by operating activities increased to $151.7 million from a use of $57.0 million in the second quarter last year, primarily driven by lower net working capital, reflecting the countercyclical cash flow nature of our business model, partially offset by lower net income. Further, the prior year second quarter included the payment of an anomalous legal settlement.
The Company's leverage ratio(1) at June 30, 2020 was 3.6x compared to 4.1x in the prior year second quarter.
Segment Results
USA:
•USA external sales declined 27.2 percent during the quarter, primarily due to lower industrial end market demand, the Environmental Sciences divestiture, energy headwinds, and price deflation affecting certain products, partially offset by higher demand for products in essential end markets.
•Gross profit (exclusive of depreciation) was lower by 19.1 percent. Gross margin expanded 260 basis points to 25.9 percent, reflecting favorable changes in product mix from essential end markets.
•Adjusted EBITDA decreased 25.4 percent to $95.2 million due to lower industrial end market demand, the Environmental Sciences divestiture, energy headwinds, and price deflation affecting certain products partially offset by higher demand for products in essential end markets, lower WS&A as a result of Nexeo net synergies and additional cost reduction actions. Adjusted EBITDA margin increased by 20 basis points to 8.1 percent due to Nexeo net synergies, product mix from essential end markets, and lower WS&A as a result of cost reduction measures.
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets includes markets that provide products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

EMEA:
•EMEA external sales declined 10.5 percent, or 8.1 percent on a constant currency basis, primarily due to lower industrial end market demand, partially offset by higher demand for products in essential end markets.
•Gross profit (exclusive of depreciation) decreased 3.3 percent, or 0.9 percent on a constant currency basis and gross margin increased 190 basis points to 26.0 percent driven by favorable product mix from essential end markets.
•Adjusted EBITDA increased 3.9 percent to $39.7 million on a reported basis, or 7.3 percent on a constant currency basis compared to the prior year quarter. Adjusted EBITDA margin increased 140 basis points to 9.7 percent. Adjusted EBITDA performance was better as the positive impact of higher demand for products in essential end markets and cost reduction measures by management were partially offset by lower industrial end market demand and declines in pharmaceutical finished goods as anticipated.
CANADA:
•Canada external sales decreased by 18.1 percent, or 15.3 percent on a constant currency basis, primarily due to the Environmental Sciences divestiture, energy headwinds, lower industrial end market demand, and price deflation affecting certain products, partially offset by higher demand for products in essential end markets.
•Gross profit (exclusive of depreciation) was lower by 18.8 percent, or 15.9 percent on a constant currency basis and gross margin decreased 10 basis points to 16.8 percent, driven primarily by price deflation affecting certain products, partially offset by favorable product mix from essential end markets.
•Adjusted EBITDA decreased 25.4 percent to $25.2 million on a reported basis, or 22.8 percent on a constant currency basis compared to the prior year. Adjusted EBITDA margin lowered by 70 basis points to 7.6 percent. Adjusted EBITDA decreased primarily due to price deflation affecting certain products, the Environmental Sciences divestiture, energy headwinds, and lower industrial end market demand, partially offset by better product mix and cost reduction measures.
LATAM:
•LATAM external sales of $98.7 million declined 15.4 percent, or grew 2.4 percent on a constant currency basis, largely due to higher demand for products in essential end markets and the energy sector.
•Gross profit (exclusive of depreciation) declined 0.8 percent, or grew 21.6 percent on a constant currency basis and gross margin increased 360 basis points to 24.6 percent due to favorable product mix from essential end markets.
•Adjusted EBITDA increased 17.0 percent to $11.0 million on a reported basis, or 42.6 percent on a constant currency basis. Adjusted EBITDA margin increased 300 basis points to 11.1 percent. Adjusted EBITDA increased primarily due to higher demand for products in essential end markets and the energy sector.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

2020 Actions & Outlook
As previously disclosed, the Company withdrew its full year Adjusted EBITDA guidance due to the evolving and dynamic implications of the COVID-19 pandemic on the macro environment as well as the Company's business.
In response to the challenging and uncertain economic environment, the Company is continuing to actively manage its expense base and seeking to realize cost reductions in an effort to maintain Univar Solutions' financial strength while continuing to serve its suppliers and customers' needs.
These savings represent in aggregate over $40 million in anticipated cost reductions for 2020, which are incremental to the net synergies expected from the Nexeo acquisition of $35 million. The Company expects to achieve the targeted $120 million in annual Nexeo net synergies by early 2022.

Streamline 2022
The Company separately announced today its new Streamline 2022 Program, which may result in the sale of certain non-core assets, and is expected to improve operational agility, drive faster sales growth, particularly in North America, reduce leverage to 3.0x by the end of 2021 and improve EBITDA margins to 9% by the end of 2022.

Liquidity
The Company is forecasting liquidity of approximately $750-$800 million in cash and available lines of credit at year end. The Company has increased its operating cash flow expectations for 2020 and expects $100 million of available cash for debt paydown at year end, excluding the effect of divestments or acquisitions. The Company has no significant debt maturities until 2024 and is in full compliance with its credit agreements.
The Company will continue to optimize its working capital efficiency, maintain financial flexibility and consider further reductions in capital expenditures to preserve cash flow to the extent required.

Univar Solutions to Host Webcast on August 7, 2020 at 9:00 a.m. ET
The Company will host a webcast with investors to discuss 2020 second quarter results at 9:00 a.m. ET on August 7, 2020, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website.

Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures of gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin (defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level), Adjusted EBITDA, Adjusted EBITDA margin defined as Adjusted EBITDA divided by net sales on a consolidated level and by external sales on a segment level, Adjusted net income, Adjusted earnings per diluted share, leverage ratio and constant currency. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company uses Adjusted EBITDA in setting performance incentive targets to align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing.
Adjusted EBITDA, Adjusted EBITDA margin, gross profit (exclusive of depreciation), adjusted gross profit (exclusive of depreciation), gross margin, Adjusted net income, Adjusted earnings per diluted share, leverage ratio and constant currency are not measures calculated in accordance with GAAP and should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA and other such metrics differently than we do, limiting their usefulness as comparative measures. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and North American sales force, unparalleled logistics know-how, deep market and regulatory knowledge, world-class formulation and recipe development, and leading digital tools the company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. Univar Solutions is committed to helping customers and suppliers innovate and grow together. Learn more at www.univarsolutions.com.

Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the impacts of the effects of COVID-19 on the Company, the Company's anticipated liquidity position and cash flows, actions regarding expense control and cost reductions, expected net synergies from the Nexeo acquisition, capital expenditures and other statements regarding the Company's initiatives and expected future performance. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: the ultimate geographic spread of the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic; actions that may be taken by governmental authorities to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of COVID-19 on the global economy and our customers and suppliers; the overall impact of the COVID-19 pandemic on our business, results of operations and financial condition; other fluctuations in general economic conditions, particularly in industrial production and the demands of our customers and the timing and extent of an economic recovery; significant changes in the business strategies of producers or in the operations of our customers; increased competitive pressures, including as a result of competitor consolidation; significant changes in the pricing, demand and availability of chemicals; our levels of indebtedness, the restrictions imposed by our debt instruments, and our ability to obtain additional financing when needed; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations; an inability to integrate the business and systems of companies we acquire, including of Nexeo, or to realize the anticipated benefits of such acquisitions; potential business disruptions and security breaches, including cybersecurity incidents; an inability to generate sufficient working capital; increases in transportation and fuel costs and changes in our relationship with third party providers; accidents, safety failures, environmental damage, product quality and liability issues and recalls; major or systemic delivery failures involving our distribution network or the products we carry; operational risks for which we may not be adequately insured; ongoing litigation and other legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; potential impairment of goodwill; liabilities associated with acquisitions, ventures and strategic investments; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; and the other factors described in the Company's filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2020	2019	2020	2019
Net sales	$2,009.2	$2,584.6	$4,220.4	$4,744.6
Cost of goods sold (exclusive of depreciation)	1,520.1	2,007.3	3,198.7	3,670.9
Operating expenses:
Outbound freight and handling	80.7	95.4	172.2	178.3
Warehousing, selling and administrative	245.5	280.8	525.0	534.2
Other operating expenses, net	43.6	63.8	47.7	228.6
Depreciation	40.4	39.7	82.1	72.9
Amortization	14.8	18.6	30.6	33.0
Impairment charges	16.9	—	16.9	—
Total operating expenses	$441.9	$498.3	$874.5	$1,047.0
Operating income	$47.2	$79.0	$147.2	$26.7
Other (expense) income:
Interest income	0.2	1.1	1.2	1.7
Interest expense	(30.1)	(39.0)	(59.2)	(73.8)
Loss on sale of business	—	—	(8.6)	—
Loss on extinguishment of debt	—	—	(1.8)	(0.7)
Other expense, net	(3.9)	(5.6)	(9.8)	(11.7)
Total other expense	$(33.8)	$(43.5)	$(78.2)	$(84.5)
Income (loss) before income taxes	13.4	35.5	69.0	(57.8)
Income tax expense (benefit) from continuing operations	11.6	18.5	11.3	(4.8)
Net income (loss) from continuing operations	$1.8	$17.0	$57.7	$(53.0)
Net (loss) income from discontinued operations	$—	$(0.7)	$—	$5.4
Net income (loss)	$1.8	$16.3	$57.7	$(47.6)

Income (loss) per common share:
Basic from continuing operations	$0.01	$0.10	$0.34	$(0.33)
Basic from discontinued operations	—	—	—	0.03
Basic income (loss) per common share	$0.01	$0.10	$0.34	$(0.30)
Diluted from continuing operations	$0.01	$0.10	$0.34	$(0.33)
Diluted from discontinued operations	—	—	—	0.03
Diluted income (loss) per common share	$0.01	$0.10	$0.34	$(0.30)

Weighted average common shares outstanding:
Basic	168.9	169.8	168.8	159.5
Diluted	169.6	170.7	169.6	159.5

Univar Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$547.4	$330.3
Trade accounts receivable, net of allowance for doubtful accounts of $20.6 and $12.9 at June 30, 2020 and December 31, 2019, respectively.	1,250.6	1,160.1
Inventories	755.1	796.0
Prepaid expenses and other current assets	175.0	167.2
Total current assets	$2,728.1	$2,453.6
Property, plant and equipment, net	1,101.5	1,152.4
Goodwill	2,263.2	2,280.8
Intangible assets, net	276.0	320.2
Deferred tax assets	21.6	21.3
Other assets	258.8	266.5
Total assets	$6,649.2	$6,494.8
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$0.9	$0.7
Trade accounts payable	906.0	895.0
Current portion of long-term debt	27.0	25.0
Accrued compensation	81.1	103.6
Other accrued expenses	425.4	425.1
Total current liabilities	$1,440.4	$1,449.4
Long-term debt	2,902.1	2,688.8
Pension and other postretirement benefit liabilities	286.2	295.6
Deferred tax liabilities	51.8	56.3
Other long-term liabilities	265.5	271.9
Total liabilities	$4,946.0	$4,762.0
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of June 30, 2020 and December 31, 2019	$—	$—
Common stock, 2.0 billion shares authorized at $0.01 par value with 169.0 million and 168.7 million shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1.7	1.7
Additional paid-in capital	2,977.3	2,968.9
Accumulated deficit	(800.8)	(858.5)
Accumulated other comprehensive loss	(475.0)	(379.3)
Total stockholders’ equity	$1,703.2	$1,732.8
Total liabilities and stockholders’ equity	$6,649.2	$6,494.8

Univar Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2020	2019	2020	2019
Operating activities:
Net income (loss)	$1.8	$16.3	$57.7	$(47.6)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	55.2	58.3	112.7	105.9
Impairment charges	16.9	—	16.9	—
Amortization of deferred financing fees and debt discount	1.7	3.0	3.3	4.8
Amortization of pension credit from accumulated other comprehensive loss	0.1	0.1	0.1	0.1
Loss on sale of business	—	—	8.6	—
(Gain) loss on sale of property, plant and equipment	(2.2)	1.4	(7.5)	1.5
Loss on extinguishment of debt	—	—	1.8	0.7
Deferred income taxes	(1.0)	3.3	(4.5)	(24.9)
Stock-based compensation expense	2.6	11.3	8.3	17.3
Other	1.8	1.1	1.8	1.5
Changes in operating assets and liabilities:
Trade accounts receivable, net	148.3	(67.2)	(111.1)	(153.8)
Inventories	72.5	65.3	22.0	22.4
Prepaid expenses and other current assets	33.7	(23.0)	(24.6)	(27.2)
Trade accounts payable	(135.0)	(26.9)	30.3	10.4
Pensions and other postretirement benefit liabilities	(2.8)	(9.4)	(8.1)	(12.7)
Other, net	(41.9)	(90.6)	(34.2)	(78.9)
Net cash provided (used) by operating activities	$151.7	$(57.0)	$73.5	$(180.5)
Investing activities:
Purchases of property, plant and equipment	$(20.9)	$(28.9)	$(45.0)	$(45.4)
Purchases of businesses, net of cash acquired	—	10.0	—	(1,155.5)
Proceeds from sale of property, plant, and equipment	5.4	0.1	13.0	0.8
(Payments)/proceeds from sale of business	—	(10.0)	(8.2)	640.0
Other	(0.8)	—	(7.0)	(1.3)
Net cash used by investing activities	$(16.3)	$(28.8)	$(47.2)	$(561.4)
Financing activities:
Proceeds from issuance of long-term debt	$—	$—	$—	$947.0
Payments on long-term debt and finance lease obligations	(8.7)	(454.9)	(189.3)	(459.5)
Net proceeds (payments) under revolving credit facilities	38.5	(145.6)	384.4	248.8
Short-term financing, net	(2.8)	(2.6)	3.5	(6.9)
Taxes paid related to net share settlements of stock-based compensation awards	(0.1)	(0.8)	(1.4)	(2.8)
Stock option exercises	—	5.7	0.7	5.7
Other	0.7	0.6	0.7	0.6
Net cash provided (used) by financing activities	$27.6	$(597.6)	$198.6	$732.9
Effect of exchange rate changes on cash and cash equivalents	$4.7	$4.9	$(7.8)	$(3.1)
Net increase (decrease) in cash and cash equivalents	167.7	(678.5)	217.1	(12.1)
Cash and cash equivalents at beginning of period	379.7	788.0	330.3	121.6
Cash and cash equivalents at end of period	$547.4	$109.5	$547.4	$109.5

Schedule A
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2020		2019		2020		2019
(in millions, except per share data)	Amount (1)	per share (2)	Amount (1)	per share (2)	Amount	per share (2)	Amount	per share (2)
Net income (loss) and diluted EPS	$1.8	$0.01	$16.3	$0.10	$57.7	$0.34	$(47.6)	$(0.30)
Net loss (income) from discontinued operations	—	—	0.7	—	—	—	(5.4)	(0.03)
Exchange loss (3)	6.0	0.04	6.8	0.04	6.6	0.04	2.3	0.01
Derivative (gain) loss (3)	(0.9)	(0.01)	(1.3)	(0.01)	5.9	0.03	8.4	0.05
(Gain) loss on sale of business, property, plant and equipment(3)	(2.2)	(0.01)	1.4	0.01	1.1	0.01	1.5	0.01
Restructuring, employee severance and other facility closure costs (3)(4)	9.2	0.06	6.7	0.03	19.1	0.11	19.7	0.12
Impairment charges	16.9	0.10	—	—	16.9	0.10	—	—
Brazil VAT charge	0.3	—	—	—	0.3	—	—	—
Loss on extinguishment of debt and debt refinancing costs (3)	—	—	—	—	1.9	0.01	0.7	—
Acquisition and integration related costs (3)(4)	14.3	0.09	32.6	0.18	31.8	0.19	109.7	0.69
Saccharin legal settlement (3)	—	—	—	—	—	—	62.5	0.39
Fair value adjustment for warrants (3)	18.8	0.11	1.8	0.01	(7.5)	(0.04)	(2.6)	(0.02)
Other (3)(4)	1.8	—	10.7	0.08	5.0	0.03	22.7	0.15
Income tax benefit related to reconciling items (5)	(5.9)	(0.03)	(1.3)	—	(17.4)	(0.10)	(37.6)	(0.23)
Other discrete tax items (6)	(4.4)	(0.03)	(3.8)	(0.02)	(13.4)	(0.08)	(14.0)	(0.09)
Adjusted net income and diluted EPS	$55.7	$0.33	$70.6	$0.42	$108.0	$0.64	$120.3	$0.75

GAAP diluted common shares outstanding (2)	169.6		170.7		169.6		159.5
Effect of dilutive securities: stock compensation plans	—		—		—		0.9
Adjusted diluted common shares outstanding (2)	169.6		170.7		169.6		160.4

(1)The quarter-to-date period is calculated so the sum of quarterly amounts equals the year-to-date period. Immaterial differences may exist due to rounding.
(2)Diluted and adjusted diluted earnings per share is calculated using net income (loss) or adjusted net income available to common shareholders divided by diluted and adjusted diluted weighted average shares outstanding during each period, respectively, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(3)Reconciling items represent items disclosed on Schedule D included in this document, excluding stock-based compensation and non-operating retirement benefits.
(4)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(5)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(6)Discrete tax items primarily relate to impairment charges and tax law changes in the current year and the Nexeo Plastics sale in the prior year.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	YTD Q2'19	YTD Q2'20	LTM(2) Q1'19	LTM(2) Q2'19	LTM(2) Q1'20	LTM(2) Q2'20
Net income (loss)	$56.1	$49.6	$1.2	$(63.9)	$16.3	$2.5	$(55.1)	$55.9	$1.8	$(47.6)	$57.7	$43.0	$3.2	$19.6	$5.1
Net (income) loss from discontinued operations	—	—	—	(6.1)	0.7	—	—	—	—	(5.4)	—	(6.1)	(5.4)	0.7	—
Depreciation	30.9	31.5	31.4	33.2	39.7	41.6	40.5	41.7	40.4	72.9	82.1	127.0	135.8	163.5	164.2
Amortization	13.8	13.5	13.6	14.4	18.6	12.1	14.6	15.8	14.8	33.0	30.6	55.3	60.1	61.1	57.3
Interest expense, net	32.0	32.2	33.3	34.2	37.9	36.8	30.6	28.1	29.9	72.1	58.0	131.7	137.6	133.4	125.4
Income tax expense (benefit)	27.2	20.3	(7.8)	(23.3)	18.5	43.2	66.1	(0.3)	11.6	(4.8)	11.3	16.4	7.7	127.5	120.6
EBITDA	$160.0	$147.1	$71.7	$(11.5)	$131.7	$136.2	$96.7	$141.2	$98.5	$120.2	$239.7	$367.3	$339.0	$505.8	$472.6
Other operating expenses, net (1)	11.0	12.4	36.5	164.8	63.8	30.2	39.4	4.1	43.6	228.6	47.7	224.7	277.5	137.5	117.3
Other expense (income), net (1)	2.1	(2.5)	35.7	6.1	5.6	5.5	53.3	5.9	3.9	11.7	9.8	41.4	44.9	70.3	68.6
Impairment charges	—	—	—	—	—	7.0	—	—	16.9	—	16.9	—	—	7.0	23.9
(Gain)/loss on sale of business	—	—	—	—	—	—	(41.4)	8.6	—	—	8.6	—	—	(32.8)	(32.8)
Loss on extinguishment of debt	—	—	0.1	0.7	—	—	19.1	1.8	—	0.7	1.8	0.8	0.8	20.9	20.9
Brazil VAT (recovery) charge	—	—	—	—	—	—	(8.3)	—	0.3	—	0.3	—	—	(8.3)	(8.0)
Inventory step-up adjustment	—	—	—	—	—	5.3	—	—	—	—	—		—	5.3	5.3
Adjusted EBITDA	$173.1	$157.0	$144.0	$160.1	$201.1	$184.2	$158.8	$161.6	$163.2	$361.2	$324.8	$634.2	$662.2	$705.7	$667.8

(1)Refer to Schedule D for more information for the three and six months ended June 30, 2020 and 2019.
(2)Last Twelve Month (LTM) Adjusted EBITDA is used in the calculation of the Company's leverage ratio. LTM Adjusted EBITDA in the leverage ratio calculation as shown in Schedule E differs from this Schedule as the leverage ratio calculation includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. Refer to Schedule E for more information.

Schedule C
Univar Solutions Inc.
Gross Profit (exclusive of depreciation)
(Unaudited)

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended June 30, 2020
External customers	$1,169.4	$409.6	$331.5	$98.7	$—	$2,009.2
Inter-segment	23.0	0.9	0.7	—	(24.6)	—
Total net sales	$1,192.4	$410.5	$332.2	$98.7	$(24.6)	$2,009.2
Cost of goods sold (exclusive of depreciation)	$889.8	$303.9	$276.6	$74.4	$(24.6)	$1,520.1
Outbound freight and handling	55.7	13.4	9.4	2.2	—	80.7
Warehousing, selling and administrative	151.7	53.5	21.0	11.4	7.9	245.5
Brazil VAT charge (2)	—	—	—	0.3	—	0.3
Adjusted EBITDA (2)	$95.2	$39.7	$25.2	$11.0	$(7.9)	$163.2

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended June 30, 2020
Net sales	$1,192.4	$410.5	$332.2	$98.7	$(24.6)	$2,009.2
Cost of goods sold (exclusive of depreciation)	889.8	303.9	276.6	74.4	(24.6)	1,520.1
Gross profit (exclusive of depreciation)	$302.6	$106.6	$55.6	$24.3	$—	$489.1
Brazil VAT charge (2)	—	—	—	0.4	—	0.4
Adjusted gross profit (exclusive of depreciation) (2)	$302.6	$106.6	$55.6	$24.7	$—	$489.5

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended June 30, 2019
External customers	$1,605.3	$457.9	$404.8	$116.6	$—	$2,584.6
Inter-segment	23.4	1.0	1.7	—	(26.1)	—
Total net sales	$1,628.7	$458.9	$406.5	$116.6	$(26.1)	$2,584.6
Cost of goods sold (exclusive of depreciation)	$1,254.6	$348.7	$338.0	$92.1	$(26.1)	$2,007.3
Outbound freight and handling	66.4	14.9	11.6	2.5	—	95.4
Warehousing, selling and administrative	180.1	57.1	23.1	12.6	7.9	280.8
Adjusted EBITDA	$127.6	$38.2	$33.8	$9.4	$(7.9)	$201.1

	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
(in millions)	Three Months Ended June 30, 2019
Net sales	$1,628.7	$458.9	$406.5	$116.6	$(26.1)	$2,584.6
Cost of goods sold (exclusive of depreciation)	1,254.6	348.7	338.0	92.1	(26.1)	2,007.3
Gross profit (exclusive of depreciation)	$374.1	$110.2	$68.5	$24.5	$—	$577.3

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.
(2)Adjusted EBITDA excludes a $0.3 million Brazil VAT charge, net of associated fees, and adjusted gross profit (exclusive of depreciation) excludes a $0.4 million Brazil VAT charge in LATAM for the three months ended June 30, 2020.

Schedule D
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other expense, net
(Unaudited)

Other operating expenses, net
	Three months ended June 30,		Six months ended June 30,
(in millions)	2020	2019	2020	2019
Acquisition and integration related expenses	$14.3	$32.6	$31.8	$109.7
Stock-based compensation expense	2.6	11.3	8.3	17.3
Restructuring charges	6.3	0.5	8.8	0.6
Other employee severance costs	2.8	6.2	8.3	19.1
Other facility closure costs	0.1	—	2.0	—
Saccharin legal settlement	—	—	—	62.5
Fair value adjustment for warrants	18.8	1.8	(7.5)	(2.6)
(Gain) loss on sale of property, plant and equipment	(2.2)	1.4	(7.5)	1.5
Other	0.9	10.0	3.5	20.5
Total other operating expenses, net	$43.6	$63.8	$47.7	$228.6

Other expense, net
	Three months ended June 30,		Six months ended June 30,
(in millions)	2020	2019	2020	2019
Foreign currency transactions	$(5.6)	$(2.1)	$(6.4)	$(2.8)
Foreign currency denominated loans revaluation	(0.4)	(4.7)	(0.2)	0.5
Undesignated foreign currency derivative instruments	2.1	4.3	0.1	(5.6)
Undesignated swap contracts	(1.2)	(3.0)	(6.0)	(2.8)
Non-operating retirement benefits	2.1	0.6	4.3	1.2
Debt refinancing costs	—	—	(0.1)	—
Other	(0.9)	(0.7)	(1.5)	(2.2)
Total other expense, net	$(3.9)	$(5.6)	$(9.8)	$(11.7)

Schedule E
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	June 30,				March 31,
(in millions)	2020		2019		2020		2019
Total short-term and long-term debt	$2,929.1		$3,136.1		$2,887.7		$3,721.2
Add: Short-term financing	0.9		3.2		1.1		4.3
Less: Cash and cash equivalents	(547.4)		(109.5)		(379.7)		(788.0)
Total net debt	$2,382.6		$3,029.8		$2,509.1		$2,937.5

LTM Adjusted EBITDA (1)(2)	$654.8		$746.9		$685.7		$750.6

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	3.6	x	4.1	x	3.7	x	3.9	x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. For June 30, 2020 and March 31, 2020, LTM Adjusted EBITDA excludes six and nine months of Adjusted EBITDA of $13 million and $20 million, respectively, related to the Environmental Sciences business divestiture on December 31, 2019. For June 30, 2019 and March 31, 2019, LTM Adjusted EBITDA includes eight and eleven months of Nexeo Chemicals Adjusted EBITDA, respectively, based on the 2018 full year estimate of $127 million for the periods prior to the closing of the Nexeo acquisition on February 28, 2019.
(2)Refer to Schedule B for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.